Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 19, 2005

American Community Bancshares, Inc. Announces a 63% Increase in Earnings for the Quarter Ended June 30, 2005

Charlotte, North Carolina, – American Community Bancshares, Inc. (stock NASDAQ SmallCap: ACBA) the holding company for American Community Bank (ACB), announced higher unaudited earnings for the three months ended June 30, 2005 of $1,066,000 or a 62.8% increase over unaudited earnings for the three months ended June 30, 2004 of $655,000. Earnings per share (diluted) for the three months ended June 30, 2005 increased to $0.24 compared to $0.18 for the three months ended June 30, 2004. The annualized return on average assets for the quarter was 1.06% with an annualized return on average equity of 9.39%.

Total assets at June 30, 2005 were $419.3 million, with loan and lease receivables of $322.5 million, deposits of $329.9 million, borrowings of $39.0 million, and stockholders’ equity of $49.2 million. Total assets increased 13.9% or $51.2 million, from June 30, 2004, loan and lease receivables increased 15.0% or $41.9 million, deposits increased 17.8% or $49.9 million and borrowings decreased 24.3% or $12.5 million.

The allowance for loan losses represented 1.15% of total loans at June 30, 2005. Non-performing loans, the majority of which are secured by real estate, totaled $742,000 or 0.23% of loans at June 30, 2005 compared to $378,000 or 0.13% of loans at June 30, 2004, a $364,000 or a 96% increase. Non-performing assets (which includes foreclosed real estate and repossessed assets) totaled $990,000 at June 30, 2005 and represented 0.24% of total assets compared to $527,000 or 0.14% of total assets at June 30, 2004, a $463,000 or an 87.9% increase.

Net interest income for the quarter ended June 30, 2005 totaled $3.9 million, an increase of 33% over the $2.9 million for the quarter ended June 30, 2004. Primarily as a result of Federal Reserve rate increases, the Company’s net interest margin continued to improve increasing to 4.21% for the quarter ended June 30, 2005 from 4.03% for the quarter ended March 31, 2005. Currently approximately 61% of the loan portfolio is floating rate and adjusts with movements in the bank’s prime lending rate.

Non-interest income was basically unchanged for the three months ended June 30, 2005 from the three months ended June 30, 2004. In addition, operating expenses increased $266,000 or 10.1% from $2.6 million for the three months ended June 30, 2004 to $2.9 million for the three months ended June 30, 2005 primarily as a result of the opening of two new branches during the second quarter of 2005.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with five offices in Union County, North Carolina’s fastest growing county. The Bank also has three offices in Mecklenburg County, home of Charlotte, North Carolina’s largest city and the nation’s second largest financial center and three offices in Cherokee County, SC. Two additional branches, one in the South End historical district of Charlotte and one in the Tega Cay area of York County, SC, opened during the second quarter of 2005. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ SmallCap market under the symbol “ACBA”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.

American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet

	June 30, 2005	March 31, 2005	December 31, 2004 (a)	September 30, 2004	June 30, 2004
Assets
Cash and due from banks	$13,518	$11,478	$9,511	$7,448	$5,960
Interest-earning deposits with banks	2,970	5,833	6,521	10,608	5,774
Investment securities	53,253	49,680	54,019	46,769	51,488

Loans	326,266	312,970	307,988	290,398	283,995
Allowance for loan losses	(3,738)	(3,562)	(3,488)	(3,478)	(3,413)

Net loans	322,528	309,408	304,500	286,920	280,582

Accrued interest receivable	1,915	1,842	1,697	1,537	1,407
Bank premises and equipment	10,032	9,171	8,741	8,263	8,284
Foreclosed real estate	176	221	311	214	122
Non-marketable equity securities at cost	1,996	2,139	2,040	1,392	1,088
Goodwill	9,838	9,838	9,838	10,149	10,125
Other assets	3,116	2,492	2,280	2,272	3,285

Total assets	$419,342	$402,102	$399,458	$375,572	$368,115

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$51,702	$46,120	$45,501	$40,977	$41,718
Interest bearing	278,188	268,377	261,164	244,208	238,277

Total deposits	329,890	314,497	306,665	285,185	279,995

Borrowings	39,049	46,521	54,169	52,164	51,578
Accrued expenses and other liabilities	1,218	1,626	1,652	1,946	1,865

Total liabilities	370,157	362,644	362,486	339,295	333,438

Total stockholders’ equity	49,185	39,458	36,972	36,277	34,677

Total liabilities and stockholders’ equity	$419,342	$402,102	$399,458	$375,572	$368,115

Ending shares outstanding	4,533,633	3,706,806	3,489,249	3,471,228	3,446,753
Book value per share	10.85	10.64	10.60	10.45	10.06

(a)	Derived from audited consolidated financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	June 30, 2005	March 31, 2005	December 31, 2004 (a)	September 30, 2004	June 30, 2004
Total interest income	$6,003	$5,672	$5,290	$4,971	$4,421
Total interest expense	2,116	1,981	1,780	1,602	1,492

Net interest income	3,887	3,691	3,510	3,369	2,929

Provision for loan losses	182	109	158	157	140

Net interest income after provision for loan loss	3,705	3,582	3,352	3,212	2,789

Non-interest income
Service charges on deposit accounts	585	513	628	628	585
Mortgage banking operations	133	88	119	71	108
Realized gains on sale of securities	—	10	7	41	—
Other	162	136	130	129	189

Total non-interest income	880	747	884	869	882

Non-interest expense
Salaries and employee benefits	1,400	1,350	1,255	1,278	1,316
Occupancy and equipment	527	485	472	474	440
Other	969	813	1,441	836	874

Total non-interest expense	2,896	2,648	3,168	2,588	2,630

Income before income taxes	1,689	1,681	1,068	1,493	1,041
Provision for income taxes	623	633	392	556	386

Net income	$1,066	$1,048	$676	$937	$655

Net income per share
Basic	$0.25	$0.29	$0.19	$0.27	$0.20
Diluted	$0.24	$0.26	$0.17	$0.25	$0.18

Weighted average number of shares outstanding
Basic	4,267,577	3,598,295	3,472,863	3,453,019	3,344,713
Diluted	4,462,648	4,055,590	3,989,045	3,784,314	3,703,920

Return on average equity	9.39%	11.11%	7.36%	10.55%	8.16%
Return on average assets	1.06%	1.05%	0.70%	1.00%	0.73%

Net interest margin	4.21%	4.03%	3.97%	3.97%	3.46%

Allowance for loan losses to total loans	1.15%	1.14%	1.13%	1.20%	1.20%
Net charge-offs to avg loans (annualized)	0.01%	0.01%	0.20%	0.13%	0.09%
Nonperforming loans to total loans	0.23%	0.24%	0.29%	0.31%	0.13%
Nonperforming assets to total assets	0.24%	0.27%	0.30%	0.30%	0.14%